                                                                     EXHIBIT 4.1


                          CERTIFICATE OF DESIGNATIONS

                                    of the

                  6.49% CUMULATIVE PREFERRED STOCK, SERIES A

                                      of

                               PENNZOIL COMPANY

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware


          PENNZOIL COMPANY, a Delaware corporation (the "Corporation"), HEREBY CERTIFIES that resolutions were duly adopted by the Executive Committee of the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation and pursuant to the powers and authority conferred upon the Executive Committee by the By-Laws of the Corporation and by resolutions of the Board of Directors of the Corporation (the corporation being governed by Section 141(c)(2) of the General Corporation Law of the State of Delaware), as follows:

          RESOLVED, that a series of the Corporation's Preferred Stock, par value $1.00 per share ("Preferred Stock"), designated as 6.49% Cumulative Preferred Stock, Series A be and hereby is created and that the designation and number of shares thereof and the powers, preferences and rights thereof are as follows:

                  6.49% CUMULATIVE PREFERRED STOCK, SERIES A

          1. Designation and Amount; No Fractional Shares. There shall be a series of Preferred Stock designated as "6.49% Cumulative Preferred Stock, Series A" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 1,500,000. The Series A Preferred Stock is issuable in whole shares only.

          2. Dividends. Holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available for payment of dividends, cumulative cash dividends at the rate of 6.49% per annum per share on the initial liquidation preference of $100.00 per share (equivalent to $6.49 per annum per share of Series A Preferred Stock). Dividends on the Series A Preferred Stock shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1998 (each a "Dividend Payment Date"). If any date on which dividends would otherwise be payable is a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close, then the dividends otherwise payable on such date shall instead be payable on the next succeeding business day. Dividends on shares of the Series A Preferred Stock shall be fully cumulative and shall accumulate (whether or not earned or declared and whether or not the Corporation has funds legally available for the payment of dividends), on a daily basis, without interest, from the previous Dividend Payment Date, except that the first dividend shall accrue, without interest, from the date of initial issuance of the Series A Preferred Stock. Accumulated and unpaid dividends shall not bear interest. Dividends shall be payable, in arrears, to holders of record as they appear in the records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any dividend period that is shorter or longer than a full quarterly period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

          If, prior to 18 months after the date of the original issuance of the Series A Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that change the percentage of the dividends received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of Series A Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the factor determined by the following formula (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                 1- .35(1-.70)
                                 -------------
                                 1- .35(1-DRP)

For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to such an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series A Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend (including, if applicable, any adjustment that would otherwise result in the payment of Post-Declaration Date Dividends or Additional Dividends as defined below). Any such opinion shall be based upon the legislation amending or establishing the Dividends Received Percentage or upon a published pronouncement of the IRS addressing such legislation. Unless the context otherwise requires, references to dividends in this Certificate of Designations will mean dividends as adjusted by the DRD Formula. The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review absent manifest error.

          Notwithstanding anything contained in the preceding paragraph, if any such amendment to the Code which reduces the Dividends Received Percentage is enacted after the dividend payable on a Dividend Payment Date has been declared but before such Dividend Payment Date, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, an additional dividend (a "Post-Declaration Date Dividend") equal to the excess, if any, of
(x) the product of the dividend paid by the Corporation on such Dividend Payment Date and the factor determined in accordance with the DRD Formula (with the DRP used in the DRD Formula equal to the greater of the Dividend Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Corporation on such Dividend Payment Date, will accrue and will be payable (if declared) on the next succeeding Dividend Payment Date to holders of Series A Preferred Stock on the record date applicable to the next succeeding Dividend Payment Date or, if the Series A Preferred Stock is called for redemption prior to such record date, to holders of Series A Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

          If any such amendment to the Code is enacted that reduces the Dividends Received Percentage and the reduction in the Dividends Received Percentage retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series A Preferred Stock (each, an "Affected Dividend Payment Date"), additional dividends (the "Additional Dividends") will accrue and will be payable (if declared) on the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record on the record date applicable to such succeeding Dividend Payment Date or, if the Series A Preferred Stock is called for redemption prior to such record date, to holders of Series A Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the sum, for all Affected Dividend Payment Dates, of the excess of (x) the product of the dividend paid by the Corporation on such Affected Dividend Payment Date and the factor determined in accordance with the DRD Formula (with the DRP used in the DRD Formula equal to the greater of the Dividends Received Percentage and .50 applied to such Affected Dividend Payment Date) over (y) the dividend paid by the Corporation on such Affected Dividend Payment Date. The Corporation will only make one payment of Additional Dividends for any such amendment.

          Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Post-Declaration Date Dividends or Additional Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series A Preferred Stock.

          In the event that the amount of dividends payable per share of the Series A Preferred Stock is adjusted pursuant to the DRD Formula and/or Post-Declaration Date Dividends or Additional Dividends are to be paid, the Corporation shall give notice of each such adjustment and, if applicable, any Post-Declaration Date Dividends and Additional Dividends to the holders of Series A Preferred Stock.

          No dividends may be declared or paid or set apart for payment on any stock of the Company ranking on a parity with the Series A Preferred Stock with respect to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such parity stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the Series A Preferred Stock next preceding such dividend payment date, on the other hand.

          Except as set forth in the preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been paid through the most recently completed quarterly dividend period for the Series A Preferred Stock, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set apart for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any such stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Series A Preferred Stock outstanding to the most recent Dividend Payment Date shall have been paid or declared and set apart for payment) by the Corporation; provided that any such junior or parity stock or Common Stock may be converted into or exchanged for stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends.

          3. Liquidation Preference. The shares of Series A Preferred Stock shall rank, as to rights to distributions on liquidation, dissolution or winding up of the Corporation, prior to the shares of Common Stock and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $100 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of Series A Preferred Stock to the date of payment (including any Post-Declaration Date Dividends and Additional Dividends), before any distribution of assets is made to holders of shares of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to rights to distributions upon liquidation, dissolution or winding up. The holders of the Series A Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Corporation ranking senior to the Series A Preferred Stock as to rights to distributions upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the preferential amounts as aforesaid, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Series A Preferred Stock and any stock ranking on a parity with the Series A Preferred Stock as to rights to distributions on liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any one or more other corporations with or into the Corporation, nor a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets shall be considered a liquidation, dissolution or winding up of the Corporation.

          4. Conversion. The Series A Preferred Stock is not convertible into, or exchangeable for, other securities or property.

          5. Voting Rights. The Series A Preferred Stock, except as provided herein or as otherwise from time to time required by law, shall have no voting rights. Whenever, at any time or times, the equivalent of six quarterly dividends, whether or not consecutive, on the outstanding shares of Series A Preferred Stock or on any stock ranking on a parity with the Series A Preferred Stock with respect to the payments of dividends shall be in arrears, the number of directors of the Corporation shall be increased by two (without duplication of any increase made pursuant to the terms of any other series of Preferred Stock) and the holders of the Series A Preferred Stock shall have the right, with holders of shares of any one or more other series of Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable ("Voting Parity Stock"), voting together as a class, to vote for the election of two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at a special meeting called at the request of holders of Series A Preferred Stock and/or Voting Parity Stock entitled to cast not less than 25% of the votes entitled to be cast by all such Series A Preferred Stock and Voting Parity Stock outstanding (provided that no such special meeting shall be called during the period within 60 days immediately prior to the date fixed for the next annual meeting of stockholders) or at the Corporation's next annual meeting of stockholders, and at each subsequent annual meeting of stockholders until such right shall terminate as hereinafter provided. Such voting right shall continue until all dividends accumulated on such shares of Preferred Stock on which voting rights have been conferred, including the Series A Preferred Stock, for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon such right shall terminate, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any vacancy created by the removal of any Preferred Director may be filled only by the affirmative vote of the holders of shares of Series A Preferred Stock voting separately as a class (together with the holders of shares of Voting Parity Stock). If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

          So long as any shares of any Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of the shares of such Series A Preferred Stock:

               (i) authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series A Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or

               (ii) amend, alter or repeal the certificate of designations for such Series A Preferred Stock, or the Restated Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series A Preferred Stock (provided that no such adverse effect shall be deemed to result if the Series A Preferred Stock is converted or exchanged in a merger or consolidation into preferred stock of the corporation surviving such merger or consolidation or of the corporation issuing any securities into which Common Stock is converted or exchanged in such transaction if the powers, preferences and rights of such preferred stock are not different in an adverse respect from those of the Series A Preferred Stock).

Any increase in the amount of authorized Common Stock, Preference Common Stock or Preferred Stock, or any increase or decrease in the number of shares of any series of Preference Common Stock or Preferred Stock or the authorization, creation and issuance of other classes or series of Common Stock or other stock, in each case ranking on a parity with or junior to the shares of Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

          The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series A Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

          6. Redemption. The shares of Series A Preferred Stock shall not be redeemable prior to June 2, 2008. On and after such date, the Corporation, at its option, may redeem shares of the Series A Preferred Stock, as a whole or in part, at any time or from time to time, at a redemption price equal to $100 per share, plus, in each case, an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid (including any Post-Declaration Date Dividends and Additional Dividends) to the date fixed for redemption, without interest.

          If full cumulative dividends on the Series A Preferred Stock have not been paid or set apart for payment with respect of all prior dividend periods, the Series A Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of the Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata or by any other means determined by the Board of Directors in its sole discretion to be equitable.

          In the event the Corporation shall redeem shares of Series A Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock books of the Corporation and notice shall also be given by publication during the aforesaid period prior to the redemption date in a newspaper of general circulation in the Borough of Manhattan, the City of New York; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any accumulated and unpaid dividends to the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).

          If a notice of redemption has been given pursuant to this Paragraph 6 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. The Corporation's obligation to provide funds for the payment of the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, such funds sufficient to pay the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the shares of Series A Preferred Stock so called for redemption.

          Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

          Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock.

          7. Amendment of Resolution. The Board reserves the right from time to time to increase or decrease the number of shares that constitute the Series A Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Restated Certificate of Incorporation.

          8. Rank. Any stock of any class or classes or series of the Corporation shall be deemed to rank:

          (a) prior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series A Preferred Stock;

          (b) on a parity with shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof are different from those of the Series A Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series A Preferred Stock; and

          (c) junior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be Common Stock or if the holders of the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

          The Series A Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, senior to the Corporation's Series A Junior Participating Preferred Stock.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Group Vice President - Finance and Accounting and attested to by its Corporate Secretary on May 29, 1998.

                        PENNZOIL COMPANY


                        By /s/ David P. Alderson II
                          --------------------------------------
                           Name:  David P. Alderson II
                           Title: Group  Vice President - Finance and Accounting


Attested:

By /s/ Linda F. Condit
   ----------------------------
   Name:  Linda F. Condit
   Title: Corporate Secretary